CORPORATE PARTICIPANTS

Tripp Sullivan

Kirkland’s — Corporate Communications

Robert Alderson

Kirkland’s — CEO

Mike Madden

Kirkland’s — CFO, VP-Finance

Cathy David

Kirkland’s — President, COO

CONFERENCE CALL PARTICIPANTS

Brad Leonard

BML Capital Management — Analyst

Neely Tamminga

Piper Jaffray & Co. — Analyst

Vivian Ma

CIBC World Markets — Analyst

David Magee

SunTrust Robinson Humphrey — Analyst

Ronnie Scott

JRS Investments — Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Kirkland’s Incorporated conference call. Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Tripp Sullivan. Please go ahead, sir.

Tripp Sullivan - Kirkland’s — Corporate Communications

Thank you, Nicole. Good morning and welcome to this Kirkland’s Incorporated conference call to review the Company’s results for the third quarter of fiscal 2007. On the call this morning are Robert Alderson, Chief Executive Officer, Cathy David, President and Chief Operating Officer, and Mike Madden, Vice President and Chief Financial Officer.

The results, as well notice of the accessibility of this conference call on a listen-only basis over the Internet, were released earlier this morning in a press release that has been covered by the financial media. Except for historical information discussed during this conference call, statements made by company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on May 2, 2007.

With that said, I will turn the call over to you, Robert.

Robert Alderson - Kirkland’s — CEO

Thanks, Tripp, and good morning, everyone. We appreciate you joining us. The primary purpose of today’s call this to report our financial results for the third quarter of fiscal 2007. I will summarize some of the key aspects of our results for the quarter. Mike will review the third quarter financial statements that were included in the press release. Cathy and I will then comment on current business initiatives.

For the third quarter ended November 3, 2007, we reported a pre-tax loss of $8.8 million, inclusive of a $1 million charge related to employee separation costs, associated with corporate personnel reductions taken during the quarter. This level of pre-tax loss was within the guidance range we provided in August. Reported loss per share was $0.55 per share as a result of changes in our expected effective tax rate that Mike will discuss in a moment.

Net sales for the quarter decreased 7.4% to $88.7 million, compared with $95.8 million for the prior year quarter. As previously announced, comp store sales for the quarter decreased 12.1%. Comps sales declined 13.1% in our mall stores and declined 11.3% in our off-mall stores.

A lower average ticket was the primary contributor to the comp sales declined. The average ticket declined 8.8%, primarily reflecting a decline in the average retail selling price resulting from increased markdown and promotional activity. The number of items per transaction decreased slightly.

Transaction volumes were slightly lower for the quarter, reflecting a slight decline in traffic counts and flat customer conversion rates. The average ticket and transaction results were consistent between our mall and off-mall stores.

From a merchandising standpoint, we experienced negative comps in framed art, candles, furniture, lamps, seasonal and textiles. We had positive comp performance and alternative wall decor, decorative accessories, gifts, mirrors and frames.

Merchandise margins were lower for the quarter as a result of higher levels of promotional activities in response to a highly-price-sensitive environment combined with continued clearance of unproductive merchandise from the assortment.

In real estate, we opened eight stores during the quarter and closed one store. At the end of the quarter, we operated 354 stores, 207 off-mall and 147 mall stores, representing a 59% off-mall, 41% mall venue makeup. Total square footage under lease increased 6% over the prior year quarter, while total units declined by two stores.

At this point, Mike will take you through the financial statements that were included within the press release.

Mike Madden - Kirkland’s — CFO, VP-Finance

Thanks, Robert, good morning. I will start with a review of the third quarter income statement.

Net sales for the quarter were 88.7 million, a 7.4% decrease from 95.8 million in the third quarter of last year. The overall decrease was the result of a comp sales decline of 12.1% partly offset by the changes in the store base.

Gross margin for the third quarter decreased to 27.9% of sales from 30.1% in the third quarter of last year. The components of reported gross margins were as follows — merchandise margin declined 180 basis points as a percentage of sales as a result of higher markdowns and promotional activity as compared to the prior year quarter. The clearance activity in our gift category, in particular, had a negative impact on our margin of approximately 100 basis points for the quarter. Store occupancy costs increased 70 basis points as a percentage of sales as a result of deleverage due to the sales decline. Central distribution costs increased 10 basis points as a percentage of sales as a result of deleverage due to the sales decline.

Freight costs decreased 40 basis points as a percent of sales reflecting the continued shift to direct-store delivery methods for product from our distribution center. We anticipate continued benefit from this shift during the fourth order of this year and into the early part of 2008.

Operating expenses for the quarter were 27.1 million, a 1.6 million, or 5.4%, decrease. Operating expenses were 30.6% of sales for the quarter as compared to 30% of sales for the prior year quarter. Store-level operating expenses increased to 90 basis points as a percentage of sales for the quarter. This increase was primarily due to deleveraging as a result of the sales decline, particularly in areas such as store payroll and utilities costs. These increases in the ratio were partly offset by modest decreases in insurance and supply expenses.

At the corporate level, our expensive ratio decreased 30 basis points as compared to the prior year. Decreases in personnel costs and travel costs were the primary reasons for the favorable comparisons.

Our third quarter results also include a charge related to separation costs associated with a restructuring of corporate personnel that occurred during the quarter. This charge totaled approximately 965,000 on a pre-tax basis.

In response to the recent financial results of the Company and combined with the strategy of reducing the store base, we performed a detailed review of our corporate overhead structure. As a result of this review and through a combination of budget cuts, employee attrition and employee layoffs, we eliminated 74 positions, including field multi-unit management and corporate positions at our Jackson and Nashville offices. We anticipate that these reductions, combined with other corporate expense initiatives, will result in a year-over-year reduction in corporate SG&A of approximately 3.5 million.

Also during the quarter, we incurred 446,000 in expenses related to the opening of a satellite office in Nashville, Tennessee. These expenses were primarily related to personnel relocation costs and moving expenses. We estimate the overall onetime cost of the move to be approximate 1.4 million, which is below our original estimate of approximately 2 million. We have recorded 1.2 million of this estimated cost through the first three quarters of the year and the majority of the remainder of these costs will be recorded in the fourth quarter.

Depreciation and amortization increased 80 basis points as a percentage of sales reflecting the sales deleverage, new store openings in 2006 and 2007 and an acceleration of depreciation on some planned store closings. Net interest expense was higher than the prior quarter, reflecting higher average revolver borrowings this year.

We recorded income tax expense of $1.8 million during the quarter versus a benefit of $2.1 million in the prior year. Due to the anticipation of a loss for fiscal 2007, our tax benefit is limited to our ability to carryback losses for two tax years. We anticipate our carryback benefit to be approximately $3.1 million. This limitation, combined with the valuation allowance currently established for the Company’s deferred tax assets, results in an effective tax rate that can swing considerably from quarter-to-quarter, pursuant to GAAP guidelines, and depending upon our internal forecast of taxable income or loss.

While reported tax expense on a quarterly basis will be subject to these changes, the important point to take away is that from a cash standpoint, we can expect a refund in the amount of the carryback benefit of 3.1 million in the middle part of the first fiscal quarter of 2008.

Our guidance for the third quarter had assumed an income tax rate of 35.5%, which, excluding the pre-tax severance charge, would have equated to a loss of $0.26 per share. Net loss for the quarter, including the impact of the tax rate change and nonrecurring items, was $10.7 million, or $0.55 per share, as compared to a net loss of $2.9 million, or $0.15 per share, in the third quarter of fiscal 2006.

Turning to the balance sheet, inventories at November 3, 2007, were 62.8 million, or 177,000 per store, as compared to 63.1 million, or 177,000 per store at October 28, 2006. This level of inventory was consistent with our plan and we’re comfortable with the levels we carried into the fourth quarter. Our plan for fiscal year end has inventory levels slightly below the prior year due to tighter control over the overall levels we are carrying per store as well as an anticipated reduction in store count due to approximately 30 store closings to occur during January of ‘08. As of the end of the third quarter, inventories were current, with 96% of on-hand inventory less than six months old.

Borrowings under our revolving credit line were 20.8 million at the end of the quarter, compared to 5.9 million in the prior year quarter and 12.9 million at the end of the second quarter of this year. Excess availability under the line was approximate 24.2 million at the end of the quarter.

Accounts Payable levels declined versus the prior year as a result of the timing of rent statements and inventory flows. As this dynamic has an act on the borrowings on our revolver as of the end of the quarter, let me go into to this a little bit more. The retail fiscal calendar we employee resulted in the quarter ending one week later than in the prior year all year long. As a result of this shift and the timing of our rent payments, which are typically made in the last week of the calendar month, we are showing higher revolver borrowings and lower Accounts Payable balances as compared to the prior year quarter when the rents were reflected in Accounts Payable, but not yet cleared the bank to impact cash and revolver borrowings.

A typical months worth of rent payments at the current store count level is approximately $5 million. The timing of inventory flow also had impact on the Accounts Payable level when compared to the prior year quarter, but the decline in Accounts Payable is not reflective of any changes in terms of merchandise vendors.

For the quarter, capital expenditures were $4.2 million, the large majority of which related to new store construction. This amount reflects gross capital expenditures before landlord allowances. We expect capital expenditures to total approximately 16 to 17 million for the full year. Net of landlord allowances, our capital expenditures are expected to the five to 6 million for the year.

As announced in our press release this morning, effective with the reporting of this third quarter’s results, we will discontinue the practice of issuing sales and earnings guidance. We also will begin reporting our quarterly sales results at the same time we report full quarterly earnings.

Clearly, it has been difficult to project results with good visibility given the difficult home decor environment and the impact of our own internal changes in merchandising initiatives. Furthermore, the impact of accounting issues, such as shifting tax rates, valuation allowances and impairment charges that occur when posting poor operating results, make managing financial guidance that much more difficult.

The focus of the Company right now, financially speaking, is on cash flow and managing the liquidity of the business, which is still in a quite solid position. To that point, there are several areas of emphasis and important factors that we are paying attention to as we navigate this tough environment and manage this business for cash production. First, we are committed to drastically slowing the pace of new store openings and focusing on the core box. During fiscal 2007, we will complete the construction and opening of 35 stores at a net construction cost of approximately 4 million. As we plan for fiscal 2008, we have existing commitments to three new stores. We do not anticipate any other new store openings unless we are able to create a strongly-positive cash flow result through relocating an existing productive mall store that is at the end of its lease.

Second, we are aggressively pursuing closures of underproductive stores. We have approximately 30 closings planned for the fourth quarter. Many of these locations are with stores that are producing negative cash flow. Others are marginal cash flow producers on negative trends, where closure is the right cash flow decision for the Company. There are an additional 100 stores over the next 18 months with expiring leases or other opportunities to exit locations at no cash cost to the Company. We are evaluating each of these properties closely with an eye toward choosing the course of action that results in the best cash flow decision. This effort to close underperforming stores will also allow us to focus our personnel infrastructure strategically and geographically to provide the best level of support for store teams.

Third, we continue to place constant emphasis on tight inventory management. We plan to operate the business at an inventory level that supports the trends of the business, careful not to harm the ability to drive sales. We have been able to consistently maintain good liquidity in part due to our successes in inventory management and keeping the levels in line with the business trends.

Fourth, we have performed a detailed review of our corporate overhead structure and reduced personnel expenses across each department in the Company in response to a declining revenue base and in anticipation of a reduction in store count. As mentioned earlier, these reductions were accomplished during the third quarter and we anticipate a year-over-year reduction in corporate SG&A of approximately $3.5 million as a result of these reductions combined with other expense savings initiatives.

Fifth, as we mentioned last quarter, our corporate headquarters building in Jackson, Tennessee, is currently for sale as well as a corporate airplane we previously used in store travel. While we can’t predict the timing or potential amount realized from the sales of these assets with certainty, we anticipate them together to provide cash in the range of $3.5 million once sold.

And finally, as previously mentioned, we expect to receive a tax refund in the amount of approximately 3.1 million during the first quarter of 2008 as a result of our ability to carryback anticipated losses from 2007 to the previous two tax years. This contrasts with the first quarter of 2007 when we made tax payments amounting to 2.5 million and provides us with additional cash flows as we begin fiscal 2008.

These specific items together result in a fiscal 2008 plan that is much different and less cash-intensive as in recent years. The successful execution of these initiatives combined with actions already taken provide the Company additional liquidity room to manage the business through a continued difficult environment.

I will now turn it to Cathy for an update on business initiatives.

Cathy David - Kirkland’s — President, COO

Thanks, Mike. While expense reductions, inventory control and real estate strategy are important, we are well aware that improved merchandise performance remains the key to returning to profitability. We believe it is reasonable to expect that demand in the home sector will remain soft for an indefinite period. Therefore, while traffic declines have moderated recently, we do not expect significant traffic increases in the near term.

We also expect the retail environment to continue to be highly promotional and the customer to remain value conscious, looking for discounts and other promotions. The fourth quarter has opened with soft sales, consistent with recent trends and expectations, but it is still too early in the quarter to predict the outcome of the season with any reasonable certainty. We are monitoring and managing the business on a daily basis and taking appropriate actions in response.

As we look forward, we continue to focus on merchandising efforts on driving business in this challenging environment. We have built our merchandise and promotional plans to present a new, big idea every two weeks to our customer with dominant category events and special buys.

In terms of margin improvement, we had a number of missteps this past year which had a significant impact on our margin rates, particularly in the gift category. We also overbought some new products without the benefit of testing and as a result, had significantly higher clearance activity. Getting out of those nonproductive categories and managing our buys better will deliver margin improvement. We have also renewed relationships with former vendor partners to assist us in this effort and are returning to first retailer choice for many of those vendors.

We also recognize that the environment will likely continue to be extremely promotional and that we have redesigned our pricing communication, including pricetags, product signing and store collateral, to more clearly shout value. Our buying is geared toward price spreads that allow us to be competitive and promotional if needed.

We believe that we can accomplish these goals while continuing to tightly control, and even slightly lower, inventory levels as we leverage the professional capability that we have been planning and allocation with a talented team.

Robert Alderson - Kirkland’s — CEO

Our job of delivering improved financial performance is helped with the expected benefits from our real estate strategy of aggressively closings unproductive stores, mostly in regional malls. We expect to operate 30 or more fewer stores on average over the course of next year, after which the rate of closure of unproductive stores, largely located in regional malls, will dramatically accelerate. By mid 2009, we expect to operate only 15 to 20% of our stores in malls and with a much tighter geographical spread. The benefits are obvious when coupled with a company infrastructure that is sized correctly to the store base.

The opportunity to focus on what happens in the box during a period of slow to no growth is actually very exciting to us. We appreciate your patience and pledge our persistent and unflagging efforts to returning Kirkland’s to a sector leader in merchandising performance. Our customers still shop our stores in large numbers, sufficient to drive our business if we deliver on the value promise of high-quality, new and different merchandise at exciting prices. Our customer should expect a different store in 2008 with a more rapid insertion of new and different items, an increased number of category promotional events and return to the treasure hunt presentation in store and a staff more highly incentivized to deliver a great guest experience.

Operator, we are ready to take questions.

QUESTION AND ANSWER

Unidentified Company Representative

Is anybody there?

Operator

I’m sorry. The question-and-answer session will be conducted electronically. (OPERATOR INSTRUCTIONS) Brad Leonard with [BLM] Capital Management.

Brad Leonard - BML Capital Management — Analyst

Thanks for taking my call. You guys went through a lot of detail, so it is — I’m just trying to determine what you have already answered. How many of the stores are currently four-wall negative?

Mike Madden - Kirkland’s — CFO, VP-Finance

Brad, this is Mike. I don’t have an exact number for you, but I would say in the range of 50 to 60.

Brad Leonard - BML Capital Management — Analyst

Okay, and the closings this year, if I heard that right, 30 closed in Q4 and then possibly another 100?

Mike Madden - Kirkland’s — CFO, VP-Finance

Well, the comment was 30 before the end of Q4, which is going to be January given the timing of the year and the season. The comment about 100 was related to the next 18 months and that doesn’t necessarily mean we’re going to close all 100. It is simply saying we have the opportunity to make a decision whether or not we want to stay in that location in those 100 stores. And that is over the next 18 months and that is through natural lease expirations or kick-out opportunities we have in our leases.

Brad Leonard - BML Capital Management — Analyst

Okay, is that including the 30 that are going to close in January?

Mike Madden - Kirkland’s — CFO, VP-Finance

That is an incremental amount.

Brad Leonard - BML Capital Management — Analyst

Okay, and of those, between the 130 stores, is that going to get rid of most of the negative four-wall stores?

Mike Madden - Kirkland’s — CFO, VP-Finance

I would say that there is a high concentration of those in that group, because you are dealing with small stores, by and large, leases that we signed eight to ten years ago and we have since moved off-mall and most of those stores are generating nicer profits than the mall stores. So a long way to answer your question, but yes.

Robert Alderson - Kirkland’s — CEO

Brad, this is Robert. A large group of really nasty stores will actually close at the end of the same — about a year from January, and that would include a group of stores in Philadelphia, New Jersey, New York State that have been largely unproductive for quite a while. So there is a very large group of those that would be about 14 months from now.

Brad Leonard - BML Capital Management — Analyst

Okay, okay. That helps. CapEx for next year is going to go down dramatically. For this quarter, you had guided to 13 store openings and you only opened eight. Are those permanently off the — gone?

Mike Madden - Kirkland’s — CFO, VP-Finance

We originally came into the year planning for a little bit more than 35 that we will end up doing, so a few of those are gone, but some of it is just a push from October into November in terms of timing.

Brad Leonard - BML Capital Management — Analyst

Okay. Okay. I got a lot of questions here. You mentioned the traffic is down in Q4. Is that just following the same trends that it was in Q3 and all year or has it gotten worse?

Robert Alderson - Kirkland’s — CEO

It is the same trend, but actually, I think the last third and fourth quarter, we have actually seen those declines moderate a bit.

Brad Leonard - BML Capital Management — Analyst

Okay. The stores look good. When I go into the stores and check them in my geographic region, they look clean, there’s not a lot of clearance. When I talk to the associates, they say there is hardly any clearance in the stores. Traffic looks good. A notice that some of the merchandise comes in immediately marked down. Is that just a strategy to show that there is value to the consumer?

Robert Alderson - Kirkland’s — CEO

We have — it is possible that we have an initial push out to the stores that we don’t have good performance, and that we have decided either based on rate of sale or based on a promotion that we’re doing or some other opportunity to try to drive traffic, that the subsequent deliveries would come in marked down. That would be the case.

Brad Leonard - BML Capital Management — Analyst

Okay. I mean, you guys are — you are making — it sounds like you’re doing all of the right things to preserve cash and there is a perception, I think, out there that this company is not going to survive. We have got a market cap of $12 million and — are you still planning on ending the year with nothing on the revolver?

Robert Alderson - Kirkland’s — CEO

We will. We will end with no revolver or long-term debt. We will pay down in December as planned. We will still have very adequate revolver capability going forward. We have a much, much less cash-intensive year next year, in terms of our need.

I can’t control perception and the only thing that changes perception is better performance and I think that is what we are concentrating on. But I think some of the overflow of that is off of the Bombay filing and I would say to you or anybody else that those are very, very different circumstances. Bombay had a substantial amount of long-term debt. They had four times, I believe, the amount of inventory per store that we do and they had a considerably more expensive store base than we do.

So, there are many differences and I don’t agree with the perception and I think — but the proof for us is that we began to show traffic sales and margin improvements in 2008 and I think that is very much key to whether Kirkland’s or anybody else in the sector survives long-term. We have to be relevant to the marketplace.

Brad Leonard - BML Capital Management — Analyst

Sure. And do you feel like you’re going to make progress on that in ‘08?

Robert Alderson - Kirkland’s — CEO

Yes, I certainly do. I think we’re doing the right things. You have mentioned it yourself. We are around all the merchandising. We are certainly taking all the right steps to have ourselves in position to continue to do business effectively and as we need to do it. And I think our buying group is now largely populated with Kirkland’s veterans who understand our customer and who understand the pricing that we need to have so that we are making good buying decisions. I think we have the greatest amount of support and merchandise intelligence being delivered to those buyers that we have ever had in our history and I think — I’m involved the merchandising decisions to see what is going on daily and I’m very pleased with what we are going to be doing in January and as we move into the first quarter of next year.

I don’t think the customers are going to come back day one, because we have to prove that we have a merchandise mix that is going to be interesting and exciting to them. But I think we have a real opportunity to do that.

And the other thing I would say is, we’re not happy with where the stockprice is and the market cap, but largely, we can do anything about that except perform and there are other forces going on out there that we are unable to control. So, we don’t spend a lot of time thinking about that. We spend all of our time thinking about how to perform better, how to make each and every buy better, how to do every bit of the execution of the merchandising process.

So happy to talk about that with your more later or off-line and — or anybody else that has concern. Mike and I and Adam [Hollen] are here at any time to talk about it.

Brad Leonard - BML Capital Management — Analyst

Okay. Great. And I agree with all your comments about the stock price. It will eventually take care of itself as you get the sales going and I will hop off here and let somebody else ask some questions. Thanks.

Robert Alderson - Kirkland’s — CEO

Thanks, we appreciate your interest.

Mike Madden - Kirkland’s — CFO, VP-Finance

Thanks, Brad.

Operator

(OPERATOR INSTRUCTIONS) Neely Tamminga with Piper Jaffray.

Neely Tamminga - Piper Jaffray & Co. — Analyst

Great. Good morning. I was starting to think that my phone wasn’t working. So question for you guys as you look into ‘08 and I really do respect the not wanting to have to be in the position to give guidance for next year, but can we talk about maybe some of the components? Having just come off a trip to Asia, it is very clear to me that, broadly speaking, that pricing is going to go up in China. Just wondering how you guys are positioned for that next year with some of your vendors or is your opportunity for full-price selling just so much greater than any sort of minor price increases? Are you guys planning IMU to be up?

Robert Alderson - Kirkland’s — CEO

Well, I think we’re planning for price spreads to be sufficient to allow us to deliver an exciting price to the customer and deliver adequate margin and if we need to be promotional, we will be. And I think you will see us manage things in the Company toward a gross margin dollar result, which will allow us to do things, it will be exciting for the customer and there will be times when we will have things that will deliver more margin.

There has been a lot of talk about the price increase of goods in China and certainly as we go downstream, that is going to happen. I think we all understand it. So far, the pressure for Kirkland’s has not been extreme. And we also, as you know, operate on fairly large quantity — we can sell a lot of stuff, so we order fairly big amounts and so if that has moderated some of that price pressure — and really it hasn’t kicked in yet in a serious way, but I do think we will see it.

Cathy David - Kirkland’s — President, COO

It’s Cathy. Just to comment on IMU questions specifically. This year, we have probably placed an overemphasis on IMU as a metric, which caused us to have inflated retail as this product came. So Robert referenced that it is the gross margin result that actually matters, which is true, and that is really what our focus is. So trying to figure out the right price to have it priced at and then to shout the value.

We do recognize that consumers will be looking for promotions and we will factor that and as we look at how we can promote items creatively, but at the same time, I do think we have the opportunity to more clearly express our value at the right price. By overinflating the IMU, you obviously have to take the markdown, which is also labor in the stores, and then wait for the product to sell. So that is not in our best interest and that is not what we are looking for.

With regard to the key items — with regard to the price that you were talking about in the price challenges coming from China, we have been able to actually re-engineer or switch vendors on a couple of our key items in order to maintain or lower the price on some of those items. So we’re doing that work now, where people come to us with price increases on some of it, in anticipation of that.

Mike Madden - Kirkland’s — CFO, VP-Finance

If I could add one thing. This is Mike. Also, we are, you know, we are somewhat optimistic about margin going into next year, and one of the reasons is some of the gift category mistakes that we have called out in the last couple of quarters and then early on the year with the themes where we took some margin punishment clearing those goods, we feel like we’re in a position where we won’t make that level of mistake again going into ‘08, which should help our margin as we go in.

Neely Tamminga - Piper Jaffray & Co. — Analyst

So in terms of going back to being focused on the right metric, I think you are hitting on exactly the right point, Cathy, and I think that is some of the success stories we have seen in retailing — you certainly have lived them — is that focusing on exactly the right metrics and so internally, are the buyers been more geared towards GMROI or inventory turn or some combination of comp and inventory? I’m just kind of curious how you incent that behavior at the buyer level?

Cathy David - Kirkland’s — President, COO

At the buyer level, we’re looking at the whole team being incented on essentially a GMROI component, which takes into account both inventory management and gross the margin, obviously. It is putting dollars in the bank and not wasting money putting dollars into inventory that isn’t going to sell. But the top — we don’t want to drive inventory so low that we would harm sales, so the challenge is how you drive sales and recognize productive use of inventory dollars?

Neely Tamminga - Piper Jaffray & Co. — Analyst

I guess that is the magical question of retailing.

Robert Alderson - Kirkland’s — CEO

And there is, you know, you have talked about this. There is — not exactly a rabid kind of demand for home products out there today, so there are things that you might not promote — you might not have promoted three years ago or four years ago that you would promote today and so — and then another thing I would say to the question you had is the pricing, if it develops that prices are in 2008 measurably higher coming out of China, that is not going to be a Kirkland-specific problem. But, it does — it makes all of our jobs just a little harder as we try to deliver a retail price to a customer that wants a bargain.

Neely Tamminga - Piper Jaffray & Co. — Analyst

I think that is helpful, Robert. I just had one more, I guess, housekeeping question. You know, you mentioned this kind of nasty class of stores that might be coming off the books in 14 months. Just can you frame up a little bit of what that impact to comp has been, because I would imagine that has been a pretty material impact to comp?

Mike Madden - Kirkland’s — CFO, VP-Finance

That is a tough one just sitting here to answer with some clear numbers. I think where it really and access is all the profit side. Some of or score these stores are negative cash flow in the range of $100,000 a year and that adds up when you have a number of them. So they are, no doubts, comping negative, but I am not sure exactly what the dynamic or the mix in the comp is going to be and how that would move and I can certainly look into that some more.

Neely Tamminga - Piper Jaffray & Co. — Analyst

Great, you guys. Good luck, okay?

Robert Alderson - Kirkland’s — CEO

Thanks, we appreciate it.

Cathy David - Kirkland’s — President, COO

Welcome back.

Neely Tamminga - Piper Jaffray & Co. — Analyst

Thanks.

Operator

Vivian Ma with CIBC World Markets.

Vivian Ma - CIBC World Markets — Analyst

Good morning. Thank you for taking my questions. I wanted to get some clarification on the 30 closings planned for January. Is there any exit costs involved in those closings on the lease side and also in terms of marking down and clearing merchandise?

Mike Madden - Kirkland’s — CFO, VP-Finance

We will clear the merchandise, which would have, on balance, and negative effect on the margin. But in terms of closing costs, with the lease, there aren’t any. These are expirations or kick-out opportunities. You will see a non-cash — a certain amount of non-cash write-off if there are kick-out opportunities if we leave in the middle of the least where we have to take a write-off when we close the store, but that is a non-cash item.

Vivian Ma - CIBC World Markets — Analyst

Okay. Do you know what would be the sales impact as a group for the 30 closings?

Mike Madden - Kirkland’s — CFO, VP-Finance

You know, probably 2.5 to $3 million on an annual basis.

Vivian Ma - CIBC World Markets — Analyst

Okay. Are any of those off-mall stores that all?

Mike Madden - Kirkland’s — CFO, VP-Finance

A couple of them probably are, just — but not many. There are overwhelmingly mall stores.

Vivian Ma - CIBC World Markets — Analyst

Okay, great. And flipping to the balance sheet side, where do you think inventory levels might be in the first quarter of next year sort of versus last — ‘08 versus ‘07?

Mike Madden - Kirkland’s — CFO, VP-Finance

You mean coming into the first quarter?

Vivian Ma - CIBC World Markets — Analyst

Right, sort of I’m thinking more like on average after the fourth quarter, what sort of levels are you looking at? Just a year-over-year change?

Mike Madden - Kirkland’s — CFO, VP-Finance

I think you will be down slightly. Number one, we will have fewer stores and that will drive it down, but number two, we have talked a little bit about inventory management and how tightly we’re looking at that. And Cathy’s comments on GMROI and focusing on the turn a little bit more. We’re planning on running the first quarter with slightly less inventory per store than we had.

Robert Alderson - Kirkland’s — CEO

I think it could be as much as seven or eight to 10 to 12% as we watch it very carefully, Vivian.

Vivian Ma - CIBC World Markets — Analyst

Okay, on the per-store basis?

Robert Alderson - Kirkland’s — CEO

Yes, on a per-store basis.

Vivian Ma - CIBC World Markets — Analyst

Okay, great. And then what about debt levels that the end of the 1Q ‘08, because you said you’re going to pay it down at the end of the fourth quarter, but I’m just wondering what about the next quarter?

Mike Madden - Kirkland’s — CFO, VP-Finance

Obviously a lot depends on how we finish the year and how we start the first quarter, but laid out a few things in terms of CapEx reductions, tax refunds and those things that I went through in the script that will limit the amount we have to go into the revolver early next year. I hesitate to just give you a range or a number there.

Vivian Ma - CIBC World Markets — Analyst

Okay, fair enough. And then, my last question is maybe a little bit more on your merchandising strategy for 2008 in terms of what categories we will see less of and what more of and maybe some comments on that?

Robert Alderson - Kirkland’s — CEO

Cathy and I will try to give you some sort of general comments. I think one of the wins of 2007 has been the recovery in the decorative accessory category and I think you will see we are a little bit — we are sort of hot there and I think you will see a little bit more money flow there. We believe that we have a big opportunity to — with better, more capable buyers in place to improve our floral and candle categories, which have lagged in 2007 and haven’t been priced as well as they need to be, so the value equation was not there for the customer. So we think we have a big opportunity in both of those categories.

Furniture, we will probably spend about the same amount. We will promote it less and we will do it much, much better. And I think we have an opportunity there for substantial margin improvement and for some topline sales improvement, also. The mirror business is strong. The frame business recovered in 2007 and should be strong going forward.

One of the surprises for us has been the gradual rebuilding over the last couple of quarters of the lamp business and we’re not — it is not a huge percentage of sales as it was five years ago, but our buying group and the merchandising leadership have really collaborated to very slowly walk our way back into that category and to deliver some margin and sales success. And we intend to build on that very carefully next year and that will be the strategy that we will use in our garden business, which has lagged over the last three or four years. It will be essentially an item business in 2008, beginning in the first quarter and going forward, and we will build very slowly on the success there.

I think we have a large opportunity in textiles. We have a buyer who is doing a great job with support from the team and I think that is an opportunity for substantial growth, both in sales and margin next year, and within that category, I think we will rebuild the rug business, for example, that we basically departed because of poor execution in the second half of 2007.

The leader always in merchandising for us has been on the wall and so a lot of effort and intellectual energy and planning assistance and everything is being directed toward making both the framed image and the alternative wall decor business work and alternative wall decor has worked extremely well. We comped it in the last quarter. We feel pretty good about where we are. That is essentially a very fashion-driven business and we have very good — very good talent involved there.

On the framed image side, that is down nationally 25% or more over last year. We are being very careful about how we approach that and being a bit risk-aversive in that category. We might see fewer dollars flow to it in the first half of 2008.

That is pretty quick run across the categories. Cathy, do you want — do you have any —?

Cathy David - Kirkland’s — President, COO

Just a couple of specifics — a little more specifics in depth of Robert talked about. We talked a little bit about the buying team having a deeper understanding of who are customer is and returning to that. That level of relating to them and having relevance. And an example is in the outdoor living category, where we took it off to an entertaining and plates and napkins and serveware and bar ware and we are coming back to say it is about garden statues and things that people — our customers we know are looking for. So tried and true product categories with a lot of newness tied into that operate at good value.

So significantly more than half of our SKU receipts in January and February will be in items that are new to us and then our promotion — merchandise and promotion plans will support promoting that newness and featuring that newness, so that as our guests come in, they can continue to see new and different things and continue to hopefully buy more as we return to what we were.

Vivian Ma - CIBC World Markets — Analyst

Would you say that price points, in general, are going to be more or less the same year-over-year or slightly — maybe slightly lower for that value proposition?

Cathy David - Kirkland’s — President, COO

I say when it first comes into the store, there will be sharper, which means they will be lower in general. We talked a little bit with Neely’s question about IMU and the focus on that. And so I think that while it is not low price points that offer good value, we will have prices — we will have items priced right when they come into the store, so that we can hopefully sell them sooner. And if we sell out, that is a great problem to have.

Vivian Ma - CIBC World Markets — Analyst

Great. Thank you very much.

Operator

(OPERATOR INSTRUCTIONS) David Magee with SunTrust Robinson Humphrey.

David Magee - SunTrust Robinson Humphrey — Analyst

Yes, hi. Good morning. I was intrigued by your comments that the traffic patterns may have stabilized somewhat recently. Are you reading much into that? Do you — are you doing anything differently that might be causing that to take place?

Robert Alderson - Kirkland’s — CEO

I don’t think we’re doing anything differently, except that I think we are buying — some of the better buying that we have done this year is in the back half and that has been a little bit helpful. The traffic I wouldn’t say yet has stabilized. Until it actually does stop declining and begins to turn the other way would be, I think, when I would probably say — could say to you with some certainty — and we see that happen over a couple of quarters — then I would say at that point, we think we have begun to stabilize it and improve it. But it has certainly — the declines have moderated reasonably significantly over the last couple of quarters and we began to see the first evidence of that in July of last — of 2007.

So that said, David, I think the customer is still very, very price conscious and in many cases in our stores, both from personal observation and anecdotally, the customer waits and looks for a sale or a coupon or some other opportunity to buy product at a discount and given what is going on around them, there is certainly no reason to believe that that is unusual behavior. Or that if you believe that these conditions may persist well into next year, or if not beyond, then there is no reason to believe the customer will change their behavior next year. So we have to be prepared to call out value when we have it and do things that convince them that there is really good value when they come in the Kirkland’s store.

David Magee - SunTrust Robinson Humphrey — Analyst

Thank you for that. And it sounds like you have got some interesting stuff coming down the pike in the early part of next year. It’s always seemed to me as you moved off-mall that there is a challenge in trying to reach customers with a message, because they don’t just happen by your store like they do in a mall. How do you plan to get people to be motivated that there is something different at Kirkland’s next year and to drive traffic from a marketing perspective?

Cathy David - Kirkland’s — President, COO

David, I think you’re right. There is a challenge there. One of the things that we obviously do is try to co-locate where there is traffic and traffic, in particular, that has a weekly cadence or at least a monthly cadence. The thing for us right now is to focus on the merchandising side of it and continue to build our loyalty programs, which are really e-mail and credit card based communications, so while we are still looking at next year’s plans in terms of advertising and how to get out to the broader audience, we have tried to some guerilla marketing. We have done some couponing, we’re doing a lot of things during the holiday to make sure we understand how to measure and test, or how to test and measure, what we are trying to spend that money.

It is expensive and so the most powerful merchandising communication we have is when a woman tells her friends and that is the primary thing that wind up focusing on from a guest experience, but we haven’t left out how to reach out to people through e-mail primarily at this point and then mail through our credit card base.

David Magee - SunTrust Robinson Humphrey — Analyst

Thank you. And then just lastly, as you talk, I guess, in broad terms, about where we you all have taken the Company, I hear a theme about going back to the roots and where it has been positioned historically. Do you still feel like deposition exist in the same way, the same opportunity to be like it used to be, given all of the new competition in the space, you know, for that same customer, can you be relevant in the same way that you were maybe five or eight years ago?

Robert Alderson - Kirkland’s — CEO

I think we can be and the reason I say that is that I don’t think that anybody is capable of delivering a combination of a rapidly-changing store and a price value relationship and that has more experience in doing that than Kirkland’s. I think some of the other guys will always be competitive and they will always be in the category, but I think — I think we have an ability to execute very nimble — in a very nimble fashion and to deliver that value. And I think we can be relevant. That is, of course, the ultimate test for every retailer and we will see how that plays out over the next 24 months or so, but I think we can.

Cathy David - Kirkland’s — President, COO

David, it’s Cathy. I think that as we look at sort of this return that we’re talking about in the roots, it is not — we’re not going back and looking up what we sold before and that sort of thing. We are recognizing the elements that make it relevant today, which is sort of new items, freshness as the customer walks in, treasure hunt mentality and all offered at a great value.

And some of our best-selling items we have been talking about in past weeks are a combination of things that do imply that the treasure hunt is working and starting to resonate. So jewelry armoires is a big seller for us right now, you will see those in our front windows. Blankets, we have got three different blankets in our top 10 items. Water globes, bracelets, so there is a combination of products that people are buying and as we get back to the roots of new, fresh, treasure hunt and value, those are things that I think continue to resonate. They will look a little different today, but at the core of what we offer, that is what we are trying to get to and the quickness and speed the market is something that the size of our company, as Robert mentioned, will help us to be able to do.

Robert Alderson - Kirkland’s — CEO

There are some interesting things that go on in stores that we have begun to see. We have — we have some great selling robes in the store that are gift items for the fourth quarter and we have some wonderful [sentiment] jewelry at the cash register and silver jewelry that is doing extraordinarily well. And there are a lot of different things that we — kind of things we have done in the past that are beginning to being reintroduced back into the store mix that make the store new, different, exciting and, David, you guys were involved in our IPO in 2002 and I know one of the things that everybody involved always talked about in the course of due diligence was that when they saw the stores, the first question customers are asking as they came in is what is knew this week, or what do you have new since yesterday or whatever. And I think that is a place where, if executed well and bought correctly, with a talented group of people, then you have an opportunity to be extremely relevant, because that is nowhere else in the sector.

David Magee - SunTrust Robinson Humphrey — Analyst

Great, thank you and good luck for the holidays.

Robert Alderson - Kirkland’s — CEO

Thank you very much. We appreciate it.

Operator

Ronnie Scott with JRS Investments.

Ronnie Scott - JRS Investments — Analyst

Good morning. Thanks for taking the call. Very good report so far, I think. I have a couple of questions. First, someone asked earlier about the sales impact of closing of the 30 stores and the answer was given at 2.5 to 3 million and I’m just wondering didn’t you mean 25 to $30 million?

Mike Madden - Kirkland’s — CFO, VP-Finance

I meant 2.5 — well, yes, that is correct.

Cathy David - Kirkland’s — President, COO

Thanks for paying attention, Ronnie.

Ronnie Scott - JRS Investments — Analyst

Okay.

Mike Madden - Kirkland’s — CFO, VP-Finance

Dropped that zero, thank you —

Ronnie Scott - JRS Investments — Analyst

Hey, listen, let’s get rid of the bad sales if you’re losing money on them, you can’t make it up with volume.

Mike Madden - Kirkland’s — CFO, VP-Finance

I apologize for that, that is my bad.

Ronnie Scott - JRS Investments — Analyst

That okay. Secondly, you mentioned early on about the timing of the reporting, one week more, and it seemed to me, just if I’m understanding this right, really, your results are negatively impacted for this quarter to the tune of about 5 million due to this timing here. Is that a correct assumption?

Mike Madden - Kirkland’s — CFO, VP-Finance

Well, it is not the result — how it sits on the balance sheet.

Ronnie Scott - JRS Investments — Analyst

Well, yes, but the numbers —?

Mike Madden - Kirkland’s — CFO, VP-Finance

It is geography on the balance sheet, it is essentially a shift of that amount between payables and the revolver borrowings.

Ronnie Scott - JRS Investments — Analyst

Doesn’t impact the long-term —?

Mike Madden - Kirkland’s — CFO, VP-Finance

It doesn’t impact earnings report and the income statement.

Ronnie Scott - JRS Investments — Analyst

Okay, just the categories. You mentioned earlier that in the previous past year, you made some buying mistakes and I noticed you all made some big changes and you got — you had somebody in and you recently brought in somebody else to head up all of the buying. Is it too early to tell? Are you seeing any improvements there?

Robert Alderson - Kirkland’s — CEO

Actually, I think we have and I think we have from the standpoint of decisively moving toward the merchandising strategy that we have discussed in some detail here today. And, I think what we have is a combination of some very talented people who had been with the Company for a while and the combination of having some very talented merchants who are sort of on the scientific side to support and mentor and guide those talented people and I think that combination is working very, very well. And we are very excited about how it is playing out right now.

Ronnie Scott - JRS Investments — Analyst

Okay, good. On your money lines, very difficult environment, no question about it. You know, how much room do you have to continue to borrow on these lines? Where are you exactly right now? Do you feel like you have enough to see you through? Are you going to have to have some lines increased?

Mike Madden - Kirkland’s — CFO, VP-Finance

Well, we mentioned in the call, at the end of the quarter, we had 24.2 million in availability under the line, with the amount we had outstanding was 20.8. And as we move forward, a number of those things that I mentioned in the call related to cash flow, we believe that that line is adequate to get us into 2008 and operate the year and, you know, we have got that availability there, which is very important to our liquidity position, so —

Robert Alderson - Kirkland’s — CEO

We actually raised availability back several months ago, so it is not something that we didn’t anticipate and we were already in front of that.

Ronnie Scott - JRS Investments — Analyst

So you have got 24.2 in additional availability?

Mike Madden - Kirkland’s — CFO, VP-Finance

That is correct.

Ronnie Scott - JRS Investments — Analyst

Okay, all right. Well, that is all right. Well, thanks very much. And you know, my wife goes in the store here, and her our 84-year-old mother from Bowling Green went in the store in Nashville and she said I think Kirkland’s is looking better, so —

Robert Alderson - Kirkland’s — CEO

Thanks, thank you. Give for your credit card, Ronnie.

Ronnie Scott - JRS Investments — Analyst

Best of luck to you.

Mike Madden - Kirkland’s — CFO, VP-Finance

Let her wear it out.

Ronnie Scott - JRS Investments — Analyst

Thanks very much.

Operator

Brad Leonard with BML Capital Management.

Brad Leonard - BML Capital Management — Analyst

Hey guys. Can we talk a little bit about the off-mall versus mall? And the trends on these have — it used to be that the off-mall comped significantly better or less worse and now they’re kind of both in that same range. Can we — what is the operating profit differential between the two?

Mike Madden - Kirkland’s — CFO, VP-Finance

It is significant. We haven’t disclosed that explicitly in our reports in the past, but it is a significant difference and it is primarily driven by occupancy, where we have 4% to 5% difference in the occupancy ratio off-mall.

Brad Leonard - BML Capital Management — Analyst

So we’re talking four to 500 basis points and potentially that would drop down to operating profit?

Mike Madden - Kirkland’s — CFO, VP-Finance

Right, everything else in the store is pretty much, you know, (technical difficulty) in terms of payroll, in terms of other overhead, the margins are the same. The sales volume is greater and I think there is about a $200,000 difference in how — in annual sales in terms of how we are doing in the off-mall versus the mall.

Brad Leonard - BML Capital Management — Analyst

Okay, so operating profit wouldn’t even be above the four to 500 basis point difference, then?

Mike Madden - Kirkland’s — CFO, VP-Finance

Yes, based on that sales differential.

Brad Leonard - BML Capital Management — Analyst

Okay. And one more thing here, geographical performance, I mean is the Southeast is it worse, is the North worse, what is — any differences?

Mike Madden - Kirkland’s — CFO, VP-Finance

Well, we had been, we found that we performed best in kind of the Sunbelt area, which would run from the Southwest all the way over to the East Coast in the southern part of the country and where we have struggled has been in the Northeast, the Midwest and more recently, in Florida, particularly South Florida where we have, I think, felt some of the housing crunch down there a little bit stronger than in other areas.

Brad Leonard - BML Capital Management — Analyst

Sure. Okay, then last — I have two more, actually. Cost savings, you said 3.5 million on the reductions, I am assuming that is an annual number?

Mike Madden - Kirkland’s — CFO, VP-Finance

That is an annualized number and that is kind of thinking what does ‘08 look like compared to ‘07.

Brad Leonard - BML Capital Management — Analyst

Okay.

Mike Madden - Kirkland’s — CFO, VP-Finance

And that is the personnel plus the things that go with it.

Brad Leonard - BML Capital Management — Analyst

Sure. And the last one on the seasonal merchandise, it looks like the holiday, the Christmas stuff, it is very limited in the stores. Are you pretty happy with the level of that and the clearance amount of merchandise in the stores?

Robert Alderson - Kirkland’s — CEO

We would like to have less clearance at all times, any day you ask us that question, but in terms of the amount of seasonal, I think we believe we have that about right. But we are always looking — we are already preparing for next year and taking the learnings from this year and applying those. And I would guess just maybe the first thing we do for next year is we will probably have more giftable and less of seasonal decorative in our stores next year, or seasonal ornamentation. I think that is something — that is a trend that we probably will more strongly pursue next year.

But in terms of amount, we will gauge that as we get through the season. It is still early, it is November the 30th. We have got a little over 3.5 weeks of very strong business left to do. And that business will accelerate. We will do more sales and we will move briskly through a lot or most of the things and one of the things we are doing right now is we are — we talk about this twice a week, where we look at things we need to do to move those seasonal things through the store on time. So that will be determined sort of two months from now.

Brad Leonard - BML Capital Management — Analyst

Okay, in thinking about Q4, I know you are not giving guidance, but SG&A should be lower because of the cost reductions?

Mike Madden - Kirkland’s — CFO, VP-Finance

Yes, we were lower in Q3 and I would anticipate we’re going to be lower in Q4 as well.

Brad Leonard - BML Capital Management — Analyst

And so what did we anticipate for gross margins?

Mike Madden - Kirkland’s — CFO, VP-Finance

You know, we haven’t — we are not really giving guidance. I think what I would just say is it is a very promotional environment out there and we are trying to be as smart as we can about driving sales with promotional activity and at the same time, delivering a solid margin.

Brad Leonard - BML Capital Management — Analyst

Okay, fair enough. Good luck, guys.

Operator

That concludes — Mr. Alderson, that concludes our Q&A session. I will turn it back over to you for any final comments.

Robert Alderson - Kirkland’s — CEO

Thanks to everybody that was on the call today. We appreciate your interest and we look forward to talking with you, I guess, in about three months and we will tell you about what happened in the fourth quarter.

If you have other questions that you have, feel free to give us a call. Thank you.

Cathy David - Kirkland’s — President, COO

Thank you.

Operator

And this does conclude today’s conference. We do appreciate your participation. You may now disconnect.